F. Porter Stansberry Joins MarketWise Board of Directors

BALTIMORE, MARYLAND, September 8, 2023 (GLOBE NEWSWIRE) -- MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the "Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today announced it entered into an agreement (the “Agreement”) with F. Porter Stansberry.

Frank Porter Stansberry, age 50, is the founder of MarketWise. Mr. Stansberry previously served as Chairman of the Board until December 2020 and rejoined the Board in September 2023. In April 2022, he founded Porter & Company, an investment advisory boutique. In addition to his 25+ year career as a financial analyst and publisher, Porter is also the founder of OneBlade, Inc., a men's luxury shaving brand. Porter holds a Bachelor of Arts degree in political science and government from the University of Florida.

“Porter founded this business. His passion and creativity fueled it for decades,” said Amber Mason, Chief Executive Officer of MarketWise. “I’m thrilled we’ve found a way to work together and tap into that passion and creativity again.”

Mr. Stansberry added, “I want to thank the entire Board of Directors who unanimously support my joining the Board. I have deep respect for Amber and am eager to work with her and the team to improve the Company’s results.”

Mr. Stansberry’s appointment to the MarketWise Board was pursuant to the Agreement. The full Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission at www.SEC.gov.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s future performance. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including those described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022.

About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise serves a community of millions of Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company and has a proven, agile, and scalable platform. Our vision is to become the leading financial solutions platform for self-directed investors.

MarketWise Investor Relations Contact
Jonathan Shanfield – MarketWise Investor Relations
Jamie Lillis – Solebury Strategic Communications
(800) 290-4113
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com

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